Exhibit 5.1

GRAUBARD MILLER

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

January 4, 2018

PAVmed Inc.

One Grand Central Place, Suite 4600

New York, New York

Re: Registration Statement

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (as amended, the “Registration Statement”) filed by PAVmed Inc. (the “Company”), a Delaware corporation, under the Securities Act of 1933, as amended (the “Act”), with respect to (i) the resale by certain of the Company’s stockholders (the “Selling Stockholders”), as set forth in the Registration Statement, of an aggregate of 2,810,654 shares of common stock, par value $0.001 per share (“Common Stock”), consisting of (A) 1,186,080 shares (the “Shares”) of Common Stock that were issued upon exercise of the Company’s Series S Warrants (the “Series S Warrants”) and are currently outstanding, (B) 1,473,640 shares (the “Series S Warrant Shares”) issuable upon exercise of the Series S Warrants, and (C) 150,934 shares (the “Series W Warrant Shares”) issuable upon exercise of warrants issued by the Company prior to its initial public offering (the “Series W Warrants”), to the extent such Series W Warrants are exercised by the Selling Stockholders prior to their transfer in a public sale, and (ii) the issuance and sale by the Company of the Series W Warrant Shares upon exercise of the Series W Warrants, to the extent the Selling Stockholders transfer the Series W Warrants in a public sale prior to their exercise.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, it is our opinion that:

1. The Shares are legally issued, fully paid and nonassessable.

2. The Series S Warrant Shares to be issued by the Company upon exercise of the Series S Warrants have been duly authorized and, when issued in accordance with the Series S Warrants against payment in full therefor, will be legally issued, fully paid and nonassessable.

3. The Series W Warrant Shares to be issued by the Company upon exercise of the Series W Warrants have been duly authorized and, when issued in accordance with the Series W Warrants against payment in full therefor, will be legally issued, fully paid and nonassessable.

Our opinions set forth herein are limited to the laws of the State of New York, all applicable provisions of the Delaware constitution (and all applicable judicial and regulatory determinations) and the General Corporation Law of the State of Delaware, and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller